Exhibit 6

EXECUTION VERSION

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made effective as of [●], 2021 (the “Effective Date”), by and between TNT Franchise Fund Inc., a Delaware corporation (the “Company”), and FranShares, Inc., a Delaware Corporation (the “Management Company”).

WHEREAS, the Company desires to engage the Management Company to provide certain management services in connection with the day-to-day operations of the Company, and the Management Company desires to render such services to the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1.            Management Services. The Management Company shall service the day-to-day operations of the Company (as applicable, including, but not limited to, selecting, designing and opening franchise locations; hiring and supervising franchise employees; managing suppliers and service providers to franchise locations; serving as the point of contact to franchisors; and overseeing franchise operations), subject to the oversight, policies, directives, and control of the board of directors of the Company (the “Board”). The Management Company shall provide such management services on an ongoing basis consistent with customary practices and provide to the Board, on a timely basis, accurate reports, schedules and all other data as shall be requested by the Board from time to time. In discharging any of its duties under this Agreement, the Management Company may, subject to the approval of the Board, utilize the services of attorneys, accountants, investment bankers, real estate brokers, appraisers and others, in accordance with customary practices.

2.            Record Retention. The Management Company shall retain, during the term of this Agreement and, unless otherwise instructed by the Board, for a period of five years after expiration or termination of this Agreement, copies of any documents generated or received by the Management Company in the ordinary course of business pertaining to the business or affairs of the Company. At the request of the Company, the Board or their respective duly authorized agents, auditors or representatives, the Management Company shall provide such Person (as defined below) or Persons reasonable access to and copies of such documents during customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of the Company.

3.            Management Fees. There will be no management fees for the Management Company’s services.

4.            Reimbursement of Expenses. The Company shall reimburse the Management Company for all reasonable costs and expenses incurred in connection with the performance of services contemplated hereby.

5.            Franchise Broker of Record. If the Management Company or one of its affiliates serves as the franchise broker of record for the Company, the Management Company may retain up to 50 percent of the franchise fees paid by the franchisor when new franchises are added to the Company (the aggregate amount paid to the Management Company for such services, the “Broker Fees”).

6.            Confidentiality.

6.1            Generally. The Management Company shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other Person (including the Management Company, other than any indirect benefit it may derive from the Company as a stockholder of the Company), or misuse in any way, any confidential information or trade secrets of the Company, including personnel information, secret processes, know-how, customer lists, formulas or other technical data, except as may be reasonably necessary in the performance of the services hereunder or as required by law, court order or regulatory proceeding; provided, however, that this prohibition shall not apply to (a) any information which, through no improper action of the Management Company, is publicly available or generally known in the industry or (b) any information which is disclosed upon the consent of the Board. The Management Company acknowledges and agrees that any information or data it has acquired on any of these matters or items were received in confidence and as a fiduciary of the Company. For purposes of this Agreement, “Person” means any natural person, corporation, partnership, trust, limited liability company, association, unincorporated organization, joint stock company, joint venture or any other entity.

6.2            Remedies. The Management Company acknowledges and agrees that the Company would be irreparably damaged by reason of any violation of the provisions of Section 6.1, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against the Management Company for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties that this injunctive or other equitable relief shall not be the Company’s exclusive remedy for any breach of Section6.1, and the Company shall be entitled to seek any other relief or remedy that the Company may have by contract, statute, law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys’ fees and expenses in any successful action or suit against the Management Company relating to any such breach.

7.            Limitation on Liabilities. To the fullest extent permitted by law, none of the Management Company, any of its affiliates, or any of their respective principals, shareholders, partners, members, managers, directors, officers, employees, agents or representatives, or any successor to any of the foregoing, shall be liable to the Company or the Board for any loss, claim, damage, expense or liability resulting from any action taken or omitted to be taken by any such Person referred to above in connection with the services contemplated hereby or otherwise on behalf of the Company or in furtherance of its interest, provided that such Person acted in good faith and without gross negligence, willful misconduct, fraud or bad faith with respect to such action taken or omitted to be taken. For purposes of this Section 7, any action taken or omitted to be taken on advice of counsel for the Company shall be deemed as having been taken in good faith. No Person shall be found to have acted with gross negligence, willful misconduct, fraud or bad faith with respect to any action taken or omitted to be taken by such Person unless and until a court of competent jurisdiction shall have made a non-appealable finding to that effect.

8.            Indemnification.

8.1            Indemnification by the Company. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Management Company, its affiliates, and their respective principals, shareholders, partners, members, managers, directors, officers, employees, agents and representatives, and any successor to any of the foregoing (each, an “Indemnified Person”), from and against any losses, claims, damages, expenses or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage, expense or liability) to which any Indemnified Person may become subject by reason of any action taken or omitted to be taken in connection with any material breach by Company of its obligations hereunder, except to the extent that such Indemnified Person acted with gross negligence, willful misconduct, fraud or bad faith. No Indemnified Person shall be found to have acted with gross negligence, willful misconduct, fraud or bad faith with respect to any action taken or omitted to be taken by such Indemnified Person unless and until a court of competent jurisdiction shall have made a non-appealable finding to that effect.

8.2            Indemnification by the Management Company. The Management Company shall indemnify the Company, and its affiliates, and their respective principals, shareholders, partners, members, managers, directors, officers, employees, agents and representatives, and any successor to any of the foregoing (the “Company Indemnified Persons”) against, and hold each harmless from and against, any losses, claims, damages, expenses or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage, expense or liability) which any Company Indemnified Person may incur or to which it may become subject as a consequence of a material breach by the Management Company of any obligations hereunder, or its negligence, willful misconduct, fraud or bad faith with respect to any action taken or omitted to be taken by the Management Company in performing the services hereunder; provided, however, that the Management Company’s total liability to the Company under this Section 8.2, shall not exceed the aggregate Broker Fees.

8.3            Indemnification Procedures. In the event that any party hereto is or becomes a party to any action or proceeding in respect of which it may be entitled to seek indemnification hereunder (the “Indemnitee”), the Indemnitee shall promptly notify the other party (the “Indemnitor”) thereof. The Indemnitor shall be entitled to participate in any such action or proceeding and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice of an election by the Indemnitor so to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee hereunder for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or reasonable legal expenses incurred as a result of (a) potential conflicts of interest between the Indemnitee and the Indemnitor or (b) the protection of proprietary or privacy interests of other clients of the Indemnitee. The Indemnitor shall advance to the Indemnitee the reasonable costs and expenses of investigating and/or defending such claim, subject to receiving a written undertaking from the Indemnitee to repay such amounts if and to the extent of any subsequent determination by a court or other tribunal of competent jurisdiction that the Indemnitee was not entitled to indemnification hereunder. The Indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto.

9.            Independent Contractor. For all purposes of this Agreement, the Management Company and each of its officers, directors, managers, employees and agents shall, acting in such capacity, be an independent contractor and not an employee or agent of the Company nor shall anything herein be construed as making the Company a partner or co-venturer with the Management Company or any of its affiliates or their respective officers, directors, managers, employees or agents. Except as provided in this Agreement, the Management Company shall not have authority to bind, obligate or represent the Company in any manner.

10.            Term and Termination.

10.1            Term. The initial term of this Agreement shall commence on the Effective Date and, unless sooner terminated, shall continue in effect for a period of one year. This Agreement shall renew automatically for additional terms lasting one year each unless either party has provided the other party with written notice of termination no less than 30 days prior to the expiration of the initial term or renewal term, as applicable. The Company may terminate this Agreement for any reason or no reason immediately upon written notice to the Management Company.

10.2            Effect of Termination. Upon termination of this Agreement, no party shall have any further liability or obligation to the other, except to the extent that such liability was incurred prior to such termination. Any fees payable to Management Company hereunder shall be prorated for the number of days elapsed in the then effective term year as of the date of termination.

10.3            Survival. In the event of the termination of this Agreement, the provisions of Section 2, Section 4, Section 6, Section 7, Section 8, Section 9 and Section 11 shall survive.

11.            General.

11.1            Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (d) sent by certified mail, return receipt requested, postage prepaid.

If to the Company, to:	TNT Franchise Fund Inc. 405 W Superior St, #93 Chicago, IL 60654 Attention: Kenneth Rose

If to the Management Company, to:	FranShares, Inc. 405 W Superior St, #93 Chicago, IL 60654 Attention: Kenneth Rose

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by certified mail, on the fifth business day following the day such mailing is made.

11.2            Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3            Captions; Section References. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

11.4            Number and Gender. Unless the context otherwise requires, when used herein, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

11.5            Severability. If any provision of this Agreement, or the application thereof to any Person or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.6            Binding Agreement. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective executors, administrators, heirs, successors and permitted assigns.

11.7            Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

11.8            Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto (subject to obtaining such other stockholder consents as the Company is required to obtain).

11.9            Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

11.10            Applicable Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

11.11            Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts shall, for all purposes, constitute one agreement, binding upon the parties hereto, notwithstanding that all parties are not signatory to the same counterpart. A facsimile, PDF or electronic signature (including via DocuSign) shall be deemed an original.

11.12            Construction. The parties acknowledge that they have each participated in the preparation of this Agreement and that this Agreement shall be construed without regard to the identity of the party who drafted its various provisions and any rule of construction that a document is to be construed against the drafting party shall not apply.

(signature page follows)

In Witness Whereof, the parties hereto have each executed and delivered this Management Agreement as of the Effective Date.

TNT FRANCHISE FUND INC.

By:
Name:	Kenneth Rose
Title:	Sole Director and Executive Officer

FRANSHARES, INC.

By:
Name:	Kenneth Rose
Title:	Chief Executive Officer